Exhibit 5.1

February 19, 2019

NCI Building Systems, Inc.

5020 Weston Parkway, Suite 400

Cary, North Carolina

Ladies and Gentlemen:

We have acted as special counsel to NCI Building Systems, Inc., a Delaware corporation (the “Company”), in connection with the potential sale by certain shareholders of the Company of up to 16,739,403 shares (the “Shares”) of Common Stock, par value $0.01 per share, of the Company (the “Common Stock”). This opinion is furnished to you in connection with the Registration Statement on Form S-3 (the “Registration Statement”) of the Company filed with the Securities and Exchange Commission (the “Commission”) relating to the sale of the Shares.

In arriving at the opinion expressed below, we have (a)  examined and relied on the originals, or copies certified or otherwise identified to our satisfaction, of such agreements, documents and records of the Company and such certificates of public officials, officers and representatives of the Company and other persons as we have deemed necessary or appropriate for the purposes of such opinion, (b)  examined and relied as to factual matters upon, and have assumed the accuracy of, the statements made in the certificates of public officials, officers and representatives of the Company and other persons delivered to us and (c)  made such investigations of law as we have deemed appropriate as a basis for such opinion. In rendering the opinion expressed below, we have assumed, with your permission, without independent investigation or inquiry, (i) the authenticity and completeness of all documents that we examined, (ii) the genuineness of all signatures on all documents that we examined, (iii) the conformity to authentic originals and completeness of documents examined by us that are certified, conformed, reproduction, photostatic or other copies; and (iv) the legal capacity of all natural persons executing documents.

Based upon and subject to the foregoing and the assumptions, qualifications and limitations hereinafter set forth, we are of the opinion that the Shares of Common Stock have been duly authorized, validly issued, fully paid and non-assessable under the laws of the State of Delaware.

Our opinion set forth above is subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization and moratorium laws, and other similar laws relating to or affecting enforcement of creditors’ rights or remedies generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) concepts of good faith, diligence, reasonableness and fair dealing, and standards of materiality.

We express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware, as currently in effect.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Debevoise & Plimpton LLP